Exhibit 10.9.3

Temporary Director Compensation Policy Adjustment (adopted April 28, 2020)

In light of the COVID-19 outbreak and its impact on the Company’s business and financial condition, on April 28, 2020 the Board of Directors of the Company adopted resolutions reducing the total compensation of each director (including compensation paid with respect to services as a Board or Committee chair) by 30% for the second, third and fourth quarters of 2020.  Each director may determine whether his or her reduction comes out of cash, options or deferred stock; provided, however, that any director to whom cash compensation is being paid in 2020 shall reduce the cash component of his or her compensation by at least 30%.